Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results

from Tri-Annual Meeting of Unitholders

Whippany, New Jersey, May 14, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the results from its 2015 Tri-Annual Meeting of Unitholders held on May 13, 2015.

At the meeting, the Unitholders re-elected to the Board of Supervisors, for a three-year term, all seven nominees proposed by the Board:

Nominee

Harold R. Logan, Jr.

John Hoyt Stookey

John D. Collins

Jane Swift

Lawrence C. Caldwell

Matthew J. Chanin

Michael A. Stivala

At the meeting, the Unitholders also approved: (1) the ratification of the appointment of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm for the Partnership’s 2015 fiscal year; (2) an amendment to the Partnership’s 2009 Restricted Unit Plan increasing by an additional 1,200,000 common units the number of common units of the Partnership authorized for awards under that Plan; and (3) an advisory amendment resolution approving executive compensation (commonly referred to as “Say-on-Pay”).

Because the Partnership’s agreement of limited partners provides for Tri-Annual Meetings of the Unitholders (once every three years), no proposal regarding the frequency of Say-on-Pay resolutions was presented to the Unitholders at the meeting. The Partnership will, for so long as required by applicable law, include a Say-on-Pay proposal at each Tri-Annual Meeting.

A detailed report of Unitholder voting results at the Partnership’s 2015 Tri-Annual Meeting of Unitholders can be found on Suburban Propane’s website at

http://suburbanpropane.com/triannual or in the Current Report on Form 8-K that the Partnership is filing with the Securities and Exchange Commission.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

# # #